Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement Nos. 333-205883-08
and 333-205883

$1.25b HAROT 2017-4 (Prime Auto)

JOINT LEADS:	Barclays (str), BNPP, MUFG
CO-MANAGERS:	Lloyds, RBC, Soc Gen, TD Securities

					EXP	LEGAL
CLS	SIZE($MM)	OFFERED	WAL	M/F	PAY	FINAL	BENCH	SPD	YLD	CPN	PRICE
A-1	257.500	244.625	0.25	P-1/F1+	05/18	12/18	Yld%		1.43	1.43	100-00
A-2	375.000	356.250	0.87	Aaa/AAA	03/19	01/20	EDSF	+ 8	1.814	1.80	99.99383
A-3	480.000	456.000	2.02	Aaa/AAA	11/20	11/21	IntS	+ 14	2.066	2.05	99.98591
A-4	137.500	130.625	3.18	Aaa/AAA	02/21	03/24	IntS	+ 18	2.222	2.21	99.99456

BBERG TICKER	:	HAROT 2017-4	OFFERING TYPE	:	SEC-REG
EXPECTED PXG	:	PRICED	EXPECTED RTGS	:	MOODY'S/Fitch
EXPECTED SETTLE	:	11/29/17	PRICING SPEED	:	1.30% ABS TO 10% CALL
FIRST PAY DATE	:	12/21/17	ERISA ELIGIBLE	:	YES
BILL & DELIVER	:	BARCLAYS	MIN DENOMS	:	$1K x $1K

CUSIPS:
A-1:	43813FAA1
A-2:	43813FAB9
A-3:	43813FAC7
A-4:	43813FAD5

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC, FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV. ALTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS FROM BARCLAYS CAPITAL INC. BY CALLING 1-888-603-5847.